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                                                                      EXHIBIT 11



                            STATEMENT RE COMPUTATION
                              OF PER SHARE EARNINGS



                                            THREE MONTHS ENDED           NINE MONTHS ENDED
                                               SEPTEMBER 30,                SEPTEMBER 30,
                                        -------------------------     -------------------------
                                           1998           1997           1998           1997
                                        ----------     ----------     ----------     ----------
Numerator:
   Net income for basic and
     diluted earnings per share         $  776,000     $1,321,000     $2,142,000     $3,009,000
                                        ----------     ----------     ----------     ----------


Denominator:
   Denominator for basic earnings
     per common share -
     weighted-average shares             3,971,165      3,922,512      3,965,220      3,922,073

   Effect of dilutive securities:
     Employee stock options                  9,832          2,436          9,606         13,345
                                        ----------     ----------     ----------     ----------

   Denominator for diluted earnings
     per common share -
     weighted-average shares             3,980,997      3,944,948      3,974,826      3,935,418
                                        ==========     ==========     ==========     ==========


Basic earnings per common share         $     0.20     $     0.34     $     0.54     $     0.77
                                        ==========     ==========     ==========     ==========

Diluted earnings per common share       $     0.20     $     0.33     $     0.54     $     0.76
                                        ==========     ==========     ==========     ==========
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